Exhibit 10.2

Hampshire Group, Limited

114 West 41st Street

New York, NY 10036

May 14, 2015

Pure Fresh Coast, LLC

Po Box 248

Frankenmuth, MI 48734

Attention: David Gren

Dear David:

Subject to the terms and conditions of this letter agreement, Hampshire Group, Limited (“Company”) hereby engages Pure Fresh Coast, LLC (“Consultant”) as an independent contractor, to consult with and advise Company with respect to the operations of the Company’s subsidiary, Rio Garment, S.A. (“Rio”) (the “Project”) and related matters.

1.

Principal Duties. During the term of this letter agreement, Consultant shall at all times use its commercially reasonable efforts to consult with and advise Company with respect to the Project. Such consultation maybe be rendered via telephone, internet or electronic communication, or as the parties otherwise agree.

2.

Compensation. During the term of this letter agreement, and in exchange for all of the services and covenants to be performed by Consultant hereunder, Company shall pay Consultant a severance payment in the gross amount of $70,000 (the “Consulting Payment”). Company shall deduct from each payment tax withholdings and deductions which it is required by law to make, if any. The Consulting Payment shall be paid in installments by wire transfer of funds to an account designated by Consultant on the following schedule:

Date Payable	Amount
June 15, 2015	$20,000
July 15, 2015	$25,000
August 15, 2015	$25,000

Consultant agrees that Company may setoff against the Consulting Payment as and when payable any personal expenses incurred by David Gren using company issued credit cards.

3.     Term.     This letter agreement shall be effective as of the date set forth above and shall continue until the later of (i) August 31, 2015 and (i) the closing under, or termination of, that certain Stock Purchase letter agreement dated as of April 10, 2015, as amended, among David Gren, Minor Valle, the Company, Hampshire International, LLC, and Rio.

Hampshire Group, Limited

114 West 41st Street

New York, NY 10036

4.

Independent Contractor. In carrying out the services under this letter agreement, Consultant shall be and act as an independent contractor. Consultant shall have no authority to bind the Company. Consultant shall be solely responsible for the payments of applicable taxes on the Consulting Payments and shall indemnify and hold Company harmless from any failure to do so.

5.     Counterparts.     This letter agreement may be executed in any number of counterparts (including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form), each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this letter agreement to produce or account for more than one counterpart hereof.

6.

Controlling Law. This letter agreement is made under, and shall be construed and enforced in accordance with, the substantive laws and regulations (without giving effect to principals of conflicts of law) of the State of New York, applicable to agreements made and to be performed solely therein.

7.

Neutral Construction. In view of the fact that each of the parties hereto have been represented by their own counsel and this letter agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this letter agreement.

If the terms of this letter agreement are acceptable, please sign below where indicated

Very truly yours,

Hampshire Group, Limited

By: /s/ Paul M. Buxbaum_________

Name: Paul M. Buxbaum

Title: Chief Executive Officer

AGREED AND ACCEPTED:

Pure Fresh Coast, LLC

By: /s/ David Gren____________

Name: David Gren

Title: